Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-150392, 333-173245 and 333-194812 on Forms S-8 of our report dated December 18, 2013 (December 12, 2014 as to the retrospective adjustments for discontinued operations discussed in Note 1), relating to the consolidated financial statements of Quanex Building Products Corporation and subsidiaries as of and for each of the two years in the period ended October 31, 2013 appearing in this Annual Report on Form 10-K of Quanex Building Products Corporation and subsidiaries for the year ended October 31, 2014.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 12, 2014